77c

Shareholder meeting results (unaudited)

November 19, 2009 meeting
At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:

      Votes for 			Votes withheld
Ravi Akhoury 			2,566,689,700 		3,929,918
Jameson A. Baxter 		2,566,704,258 		3,915,360
Charles B. Curtis 		2,566,702,967 		3,916,651
Robert J. Darretta 		2,566,745,632 		3,873,986
Myra R. Drucker 		2,566,694,748 		3,924,870
John A. Hill 			2,566,712,158 		3,907,460
Paul L. Joskow 			2,566,754,802 		3,864,816
Elizabeth T. Kennan 		2,566,690,713 		3,928,905
Kenneth R. Leibler 		2,566,733,552 		3,886,066
Robert E. Patterson 		2,566,763,419 		3,856,199
George Putnam, III 		2,566,693,850 		3,925,768
Robert L. Reynolds 		2,566,757,540 		3,862,078
W. Thomas Stephens 		2,566,760,127 		3,859,491
Richard B. Worley 		2,566,734,621 		3,884,997

* Reflects votes with respect to election of Trustees by funds of the Trust through January 15, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker nonvotes
3,841,050 		23,671 		38,648 		525,628

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker nonvotes
3,847,326 		20,936 		35,107 		525,628

All tabulations are rounded to the nearest whole number.